Exhibit 10.3
LOAN AND SECURITY AGREEMENT
     This LOAN AND SECURITY AGREEMENT is made as of this 19th day of June, 2007, by and between Kips Bay Medical, Inc., a Delaware corporation (“Debtor”) and Kips Bay Investments, LLC, a Minnesota limited liability company (“Secured Party”).
WITNESSETH:
     WHEREAS, simultaneously upon the execution and delivery of this Loan and Security Agreement (the “Agreement”) Secured Party will make two loans to Debtor in the aggregate principal amount of $3,000,000 to be evidenced by two Secured Promissory Notes of even date herewith (the “Notes” attached hereto as Exhibits A and B), the First Note for $100,000 and the Second Note for $2,900,000; and
     WHEREAS, in order to secure the payment of the principal of and interest accrued on the Notes and to secure the payment and performance of each and every liability and obligation of Debtor, herein called the “Obligation” arising under or evidenced by this Agreement and to memorialize certain other agreements between the parties, the parties hereto hereby agree as follows:
     1. Security Interest and Collateral. In order to secure the payment and performance of the Obligations, Debtor hereby grants Secured Party a security interest (herein called the “Security Interest”) in the following property of Debtor, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (herein called the “Collateral”). Collateral shall include, but not be limited to, all personal and fixture property of every kind and nature including without limitation all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, all general intangibles (including all payment intangibles, copyrights and trademarks), and all right, title and interest in the intellectual property assets and all proceeds derived therefrom listed on the attached Exhibit C.
     2. Representations, Warranties and Affirmative Covenants. As a material inducement to cause Secured Party to enter into this Agreement and to make the loans evidenced by the Notes, Debtor represents and warrants, and until such time as all of the obligations are paid in full, covenants and agrees that:
(a) Debtor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and this Agreement and the Notes have been duly and validly authorized by all necessary corporate action and are fully enforceable in accordance with their respective terms.

(b) There is no provision in the Articles of Incorporation of Debtor or in its Bylaws, each as amended to date, or in any contract or agreement to which Debtor is a party or by which Debtor is bound (or, if any such provision does exist, for which appropriate waivers have not been obtained) which prohibits the execution and delivery by Debtor of this Agreement or the Notes or of the performance or observance by Debtor of any of the terms or conditions of this Agreement or the Notes.
(c) The Collateral will be used primarily for business purposes.
(d) Debtor’s chief place of business is and will continue to be located at Minneapolis, MN until Debtor otherwise notifies Secured Party in writing in accordance with this Agreement. Debtor’s records concerning its accounts and contract rights are kept at such address.
(e) Debtor has (or will have at the time Debtor acquires rights in Collateral hereafter arising) and will maintain absolute title to each item of Collateral free and clear of all security interests, liens and encumbrances, except the security interests described on Appendix A hereto (“Permitted Encumbrances”). Debtor will defend the Collateral against all claims or demands of all persons other than Secured Party and any other holders of Permitted Encumbrances. From and after the date of this Agreement, Debtor will not sell, encumber or otherwise dispose of the Collateral or any interest therein. Notwithstanding anything herein stated, until the occurrence of an Event of Default under Section 5 hereof and the revocation by Secured Party of Debtor’s right to do so, Debtor may sell any inventory or supplies constituting Collateral in the ordinary course of business.
(f) Debtor will (i) keep all tangible Collateral in good repair, working order and condition, normal depreciation excepted, and will, from time to time, replace any worn, broken or defective parts thereof; (ii) promptly pay, when due or pursuant to a payment schedule heretofore worked out with the appropriate taxing authority, all taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interest: (iii) keep all Collateral free and clear of all security interests, liens or encumbrances except the Security Interest and the Permitted Encumbrances; (iv) at all reasonable times permit Secured Party or its representatives to examine or inspect any Collateral, wherever located, and to examine, inspect and copy Debtor’s books and records pertaining to the Collateral and its business and financial condition; (v) keep accurate and complete records pertaining to the Collateral and pertaining to Debtor’s business and financial condition and submit to Secured Party such periodic reports concerning the Collateral and Debtor’s business and financial condition as Secured Party may from time to time reasonably request; (vi) promptly notify Secured Party of any loss of or material damage to any Collateral or of any adverse change, known to Debtor, in the prospect of payment of any sums due on or under any instrument, chattel paper, account or contract right constituting Collateral; (vii) if Secured Party at any time so requests (whether the request is made before or after the occurrence of any Event of Default under Section 5), and subject to the rights of holders of Permitted Encumbrances, promptly deliver to Secured

Party any instrument, document or chattel paper constituting Collateral, duly endorsed or assigned by Debtor to Secured Party; (viii) at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft and such other risks and in such amounts as Secured Party may reasonably request, with any loss payable to Secured Party to the extent of its interest; (ix) from time to time execute such financing statements or other documents or instruments as Secured Party may reasonably deem required to be filed in order to perfect the Security Interest; (x) execute, deliver or endorse any and all instruments, documents, assignments, security agreements and other agreements and writings which Secured Party may at any time reasonably request in order to secure, protect, perfect or enforce the Security Interest and Secured Party’s rights under this Agreement; (xi) not use or keep any Collateral, or permit it to be used or kept, for any unlawful purpose or in violation of any federal, state or local law, statute or ordinance; (xii) not permit any tangible Collateral to become part of or to be affixed to any real property, without first assuring to the reasonable satisfaction of Secured Party that the Security Interest will be prior and senior to any interest or lien then held or thereafter acquired by any mortgagee of such real property or the owner or purchaser of any interest therein; and (xiii) protect, defend and maintain all patents, copyrights, copyright rights, trademarks, trade secrets, trade names and similar intangibles to the extent reasonably advisable for Debtor’s business. If Debtor at any time fails to perform or observe any agreement contained in this Section 2(f), and if such failure shall continue for a period of ten calendar days after Secured Party gives Debtor written notice thereof, Secured Party may (but need not) perform or observe such agreement on behalf and in the name, place and stead of Debtor (or, at Secured Party’s option, in the name of Secured Party) and may (but need not) take any and all other actions which Secured Party may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations under contracts or agreements with account debtors or other obligors, the procurement and maintenance of insurance, the execution of financing statements, the execution or endorsement of other instruments and the procurement of repairs, transportation or insurance); and, except to the extent that the effect of such payment would be to render any loans or forbearance of money usurious or otherwise illegal under any applicable law, Debtor shall thereupon pay to Secured Party, on demand, the amount of all moneys expended and all costs and expenses incurred by Secured Party in connection with or as a result of its performing or observing such agreements or taking such actions, together with interest thereon from the date expended or incurred by Secured Party at the highest rate then applicable to any of the Obligations or the highest rate permitted by law, whichever is less. To facilitate the performance or observance by Secured Party of such agreements of Debtor, as permitted by the preceding sentence, Debtor hereby irrevocably appoints (which appointment is coupled with an interest) Secured Party, or its delegate, as the attorney-in-fact of Debtor with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of Debtor, any and all instruments, documents, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by Debtor under this Section 2.

(g) Debtor will conduct and operate Debtor’s business only in the ordinary course and in a manner consistent with prior and current business practices and operations.
(h) Debtor will maintain its status as a Delaware corporation in good standing and use its best efforts to preserve intact its present business organization and keep available the service of its present officers and employees, and preserve its relationships with its customers, suppliers and sponsors.
(i) Debtor will maintain all of its assets in a state of good repair and in good working order.
(j) Debtor will maintain its books and records in a manner consistent with its past practices.
(k) Debtor will comply in all material respects with all laws and regulations applicable to it and to the conduct of its business.
(l) Debtor will file when due all tax returns and government reports and pay when due all taxes, assessments and other charges lawfully levied or assessed against Debtor or any of its assets.
(m) Debtor will pay when due all rental obligations under all leases under which it is a tenant or lessee and otherwise comply with all other terms of such leases and keep them in full force and effect.
(n) Debtor will promptly notify Secured Party of any event which constitutes, or would upon lapse of time or notice constitute an Event of Default.
(o) Debtor hereby irrevocably authorizes Secured Party at any time and from time to time to file any UCC financing statements and amendments thereto that Secured Party deems necessary or desirable to perfect its security interest in the Collateral, and in particular to file a UCC financing statement that indicates the Collateral as “all assets” of Debtor.
(p) Without providing at least 30 days’ prior written notice to Secured Party, Debtor will not change its name, place of business, mailing address or organizational identification number.
(q) Debtor will pay to Secured Party on demand any and all expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by Secured Party in protecting, preserving or enforcing Secured Party’s rights and remedies under or in respect of any of the Obligations or any of the Collateral.
     3. Negative Covenants. As a material inducement to cause Secured Party to enter into this Agreement and to make the loans evidenced by the Notes, until such time as all of the Obligations are paid in full, Debtor covenants and agrees that Debtor shall not:

(a) Permit any tangible Collateral to be located in any state (and, if a county filing is required, in any county) in which a financing statement covering such Collateral is required to be, but has not in fact been, filed.
(b) Agree to any modification, amendment or cancellation of any right to payment in excess of $100,000 or any instrument, document, chattel paper or other agreement constituting or evidencing Collateral without Secured Party’s prior written consent, and will not subordinate any such right of payment to claims of other creditors of the account debtor or other obligor obligated with respect thereto.
(c) Voluntarily begin a process of dissolution, liquidation or winding up of Debtor.
(d) Debtor will not sell or otherwise dispose of, or offer to sell or otherwise dispose of, the Collateral or any interest therein except for sales and leases of inventory and licenses of general intangibles in the ordinary course of business.
(e) Pledge any of its assets or otherwise encumber any of its asset, other than future purchase money security interests in excess of $100,000 without approval of the Board of Directors.
(f) Directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any affiliate, except transactions in the ordinary course of business, on an arm’s length basis on terms no less favorable than terms that would have been obtained from a person other than an affiliate.
(g) Use any of the proceeds of the loans to carry on propaganda, influence legislation, influence the outcome of any public election, or otherwise engage in any activity described in section 170(c)(2)(D) of the Internal Revenue Code of 1986, as amended.
     4. Collection Rights of Secured Party. Whether or not Secured Party exercises its rights under Section 6 of this Agreement, Secured Party may at any time after the occurrence of an Event of Default under Section 5 notify any account debtor, or any other person obligated to pay any amount due, that such right to payment has been assigned or transferred to Secured Party for security and shall be paid directly to Secured Party, subject to the prior rights, if any, of holders of Permitted Encumbrances. If Secured Party so requests at any time after the occurrence of an Event of Default, Debtor will so notify such account debtors and other obligors in writing and will indicate on all invoices to such account debtors or other obligors that the amount due therefrom is payable directly to Secured Party, provided the obligations of the holders of Permitted Encumbrances, if any, have been satisfied. At any time after Secured Party or Debtor gives such notice to any account debtor or other obligor, Secured Party may (but need not), in its own name or in Debtor’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment of any such account debtor or other obligor.

     5. Event of Default. In addition to the Events of Default set forth in Section 3 of both the First Note and Second Note, each of the following occurrences shall constitute an Event of Default: (i) Debtor shall fail to pay any or all of the Obligations or any other indebtedness of Debtor to Secured Party when due or (if payable on demand) on demand; or (ii) Debtor shall default in any payment of principal of or interest on any other obligation for borrowed money beyond any period of grace provided with respect thereto or Debtor shall default in the performance of any other agreement, term or condition contained in any agreement to which it is a party and such default is not cured within the applicable grace period and materially adversely affects Debtor’s condition affairs or prospects (financial or otherwise); or (iii) an order for relief shall be entered in any Federal bankruptcy proceeding in which Debtor is the debtor or bankruptcy, receivership, insolvency, reorganization, relief, dissolution, liquidation or other similar proceedings shall be instituted by or against Debtor or all or any part of the property of Debtor under the Federal Bankruptcy Code or any other law of the United States or any bankruptcy or insolvency law of any state of competent jurisdiction unless, if such proceedings are instituted against Debtor, such proceedings are dismissed and discharged within sixty (60) days after they are instituted; or (iv) Debtor shall have become insolvent or unable to pay its debts as they mature, cease doing business as a going concern, make an assignment for the benefit of creditors, admit in writing its inability to pay its debts as they become due, or if a trustee, receiver or liquidator shall be appointed for Debtor or for any substantial portion of the assets of Debtor and such appointment shall not be vacated within sixty (60) days; or (v) any judgment or judgments are rendered or judgment liens filed against Debtor for an aggregate amount in excess of $100,000 which within forty (40) days of such rendering or filing is not either satisfied, stayed or discharged of record; or (vi) any governmental agency shall revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of Debtor, the continuation of which is material to the continuation of Debtor’s business or (vii) Debtor shall default in the performance or observance of any covenant contained in this Agreement, the Investment Agreement or the Notes, which default shall continue for a period of ten (10) days after written notice thereof shall have been given by Secured Party to Debtor; or (viii) any representation or warranty of Debtor contained in this Agreement, the Notes or in any other document supplied to Secured Party by Debtor proves to be materially false as of the time this Agreement was made; or (ix) any holder of a Permitted Encumbrance (other than Secured Party) shall seek to enforce its lien against any portion of the Collateral. Nothing contained in this Section 5, Section 6 hereof or in any other provision of this Agreement shall preclude or limit Secured Party from demanding at any time or for any reason, without notice, payment of all or any part of any Obligation which is, pursuant to its terms, payable on demand.
     6. Remedies after Event of Default. Upon the occurrence of an Event of Default under Section 5 and at any time thereafter, Secured Party may exercise any one or more of the following rights or remedies: (i) at its option, declare all unmatured Obligations to be immediately due and payable, and the same shall thereupon be immediately due and payable, without presentment or other notice or demand; (ii) exercise and enforce any or all rights and remedies available after default to a secured party under the Uniform Commercial Code, including but not limited to: (x) the right to take possession of any Collateral, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which Debtor hereby expressly waives); (y) the right to sell, lease or otherwise dispose of any or all of the Collateral; and (z) the right to require Debtor to assemble the Collateral and make it available to

Secured Party at a place to be designated by Secured Party which is reasonably convenient to all parties; it being expressly understood and agreed that if notice to Debtor of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 9) at least ten (10) calendar days prior to the date of intended disposition or other action; and (iii) exercise or enforce any or all other rights or remedies available to Secured Party by law or agreement against the Collateral, against Debtor or against any other person or property. Upon the occurrence of an Event of Default resulting from the filing of a voluntary or involuntary petition in a bankruptcy proceeding in which Debtor is the debtor, all Obligations shall be immediately due and payable without demand or notice thereof. Effective upon the occurrence of an Event of Default, Debtor hereby grants Secured Party a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all patents, copyrights, copyright rights, trademarks, trade secrets, trade names, proprietary computer software and similar intangibles that Secured Party deems necessary or appropriate to the disposition of any Collateral.
     7. Payment on Liquidation. In the event of any liquidation, sale or winding up of the Debtor (a “Liquidation Event”), prior to the holders of the Debtor’s common equity but subject to the rights of holders of any other series of capital stock of the Debtor or any other creditor ranking on a parity with or superior to the Secured Party with respect to rights upon liquidation, the holder of the Notes shall have a liquidation preference equal to the amount of principal and accrued but unpaid interest outstanding on the Notes. A merger, acquisition or sale of substantially all of the assets of the Debtor to persons or entities who, prior to the transaction, do not own a majority of the outstanding shares of the Debtor, shall be deemed a Liquidation Event.
     8. Miscellaneous.
(a) This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, Debtor is entitled to any surplus and shall remain liable for any deficiency.
(b) This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by an authorized officer of Secured Party. A waiver signed by Secured Party shall be effective only in the specific instance and for the specific purpose given.
(c) Mere delay or failure to act shall not preclude the exercise or enforcement of any of Secured Party’s rights or remedies.
(d) All rights and remedies of Secured Party shall be cumulative and may be exercised singularly or concurrently, at the option of Secured Party, and the exercise or enforcement or any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.

(e) All notices to be given to Debtor shall be deemed sufficiently given if mailed by registered or certified mail, postage prepaid, or delivered to Debtor at its chief place of business or at the most recent address shown on Secured Party’s records. All notices to be given to Secured Party shall be deemed sufficiently given if mailed by registered or certified mail, postage prepaid, or delivered to Secured Party at 7803 Glenroy Road, #300, Bloomington, MN 55439.
(f) Secured Party’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if Secured Party exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and Secured Party need not otherwise preserve, protect, insure or care for any Collateral. Secured Party shall not be obligated to preserve any rights Debtor may have against prior parties, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of the Collateral in any particular order of application.
(g) This Agreement shall be binding upon and inure to the benefit of Debtor and Secured Party and their respective representatives, successors and assigns, and shall take effect when signed by Debtor and delivered to Secured Party, and Debtor waives notice of Secured Party’s acceptance thereof.
(h) Expect to the extent otherwise required by law, this Agreement shall be governed by the internal laws of the State of Minnesota and, unless the context otherwise requires, all terms used herein which are defined in Articles 1 and 9 of the Uniform Commercial Code, as in effect in said state (including but not limited to the terms “inventory”, “equipment”, “instrument”, “document”, “chattel paper”, “account”, “contract right”, “account debtor” and “general intangible”), shall have the meanings therein stated. If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect, and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby.
(i) All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

KIPS BAY MEDICAL, INC.
/s/ Manny Villafana
Manny Villafana
Chairman and Chief Executive Officer

KIPS BAY INVESTMENTS, LLC
By	/s/ Michael Davies
Michael Davies
Secretary and Treasurer

APPENDIX A
PERMITTED ENCUMBRANCES
1.	Future purchase money security interests granted by Debtor.

2.	Future security interests covering fixtures and landlord improvements in space leased by Debtor.

3.	The technology sold by Secured Party to Debtor as described in Exhibit C to the Loan and Security Agreement.

EXHIBIT C

Patents	Patent Applications

6,241,764 U.S.	10/977,308 U.S.
6,241,761 U.S.	11/327,950 U.S.
7,011,643 U.S.	P 01 01 009 — Argentina
6,986,751 U.S.	00/9637711 — Europe
6,991,615 U.S.	02104907.2 — Hong Kong
779243 — Australia	2005/20166 — Australia
ZL 01111820 — China	PCT/US00/40477 — PCT
3719981 — Japan	0100978.8 — Brazil
PCT/US04/24743 — PCT
PCT/US05/39109 — PCT
04/779713.9 — Europe